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                                                                      Exhibit 11
                                 VF CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                     FISCAL YEAR ENDED
                                                         ===========================================
                                                          JANUARY 4      DECEMBER 30     DECEMBER 31
                                                             1997           1995            1994
                                                         ============   ============    ============
PRIMARY EARNINGS PER SHARE

Net income                                                  $299,524        $157,291        $274,536
Less Preferred Stock dividends and
    redemption premium                                         4,407           3,683           3,430
                                                            --------        --------        --------
Net income available to common stockholders                 $295,117        $153,608        $271,106
                                                            ========        ========        ========

Average number of common shares outstanding                   63,646          63,743          64,620
                                                            ========        ========        ========

Primary earnings per share                                     $4.64           $2.41           $4.20
                                                            ========        ========        ========

FULLY DILUTED EARNINGS PER SHARE

Net income                                                  $299,524        $157,291        $274,536
Increased ESOP contribution required if
    Preferred Stock were converted to
    Common Stock                                               1,318           1,430           1,508
                                                            --------        --------        --------
Fully diluted earnings                                      $298,206        $155,861        $273,028
                                                            ========        ========        ========

Average number of common shares outstanding                   63,646          63,743          64,620
Additional common equivalent shares resulting
    from:
    Conversion of Preferred Stock                              1,528           1,586           1,623
    Dilutive effect of stock options and
    restricted shares                                            533             409             351
                                                            --------        --------        --------
Average number of common and common
    equivalent shares                                         65,707          65,738          66,594
                                                            ========        ========        ========

Fully diluted earnings per share                               $4.54           $2.37           $4.10
                                                            ========        ========        ========
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